Exhibit 99.1

APACHE ANNOUNCES RETIREMENT OF CHAIRMAN, PRESIDENT AND CEO, G. STEVEN FARRIS;

JOHN J. CHRISTMANN, IV, COO NORTH AMERICA, TO SUCCEED FARRIS AS PRESIDENT AND CEO

HOUSTON, Jan. 20, 2015 – G. Steven Farris, 66, chairman, president and chief executive officer of Apache Corporation (NYSE, Nasdaq: APA) has announced his retirement effective January 20, 2015. Mr. Farris will continue as non-executive chairman of the board until May 1, 2015, at which time he will retire from the board. John J. Christmann, IV, 48, Apache’s executive vice president and chief operating officer – North America, will succeed Mr. Farris as president and chief executive officer and will join Apache’s board effective January 20, 2015. Director John Lowe, 54, has been elected to succeed Farris as non-executive chairman.

“It has been a privilege to lead one of the top independent oil and gas producers and work alongside some of the best professionals in the business,” Mr. Farris said. “After more than 25 years with the company and 14 years as CEO, it is time to hand over the reins to a new generation of leaders. I look forward to working with John, the board and the management team over the next few months to ensure a smooth transition.”

Mr. Farris continued, “Over the last several years, we have significantly high-graded our portfolio through strategic acquisitions and divestments including the recently announced exit of our LNG businesses. We have a deeper inventory of North American opportunities than at any other time in our history, and I am confident the company is now well positioned to achieve its goal of becoming the premiere North American resource company. John is the ideal person to lead Apache going forward.”

“Steve has done an exceptional job positioning the company and moving us toward North America, where nearly 70% of our production is now based,” said Mr. Christmann. “I am excited about the opportunity to lead Apache forward and continue the company’s commitment to financial discipline, a low-cost structure, diversity of assets and safe and environmentally responsible operations.”

Commenting on Mr. Farris’ retirement, Apache lead director Charles Pitman said, “I want to thank Steve for his leadership, dedication and decades of service to Apache. The board has been focused on CEO succession planning for some time, and Steve has done an exceptional job grooming John Christmann and other future Apache leaders. The board looks forward to working with John and is delighted to welcome him into this new role.”

Mr. Farris joined Apache in 1988 and has served as its chief executive officer since 2002 and as chairman of the board since 2009. In February 2014, Mr. Farris also assumed the title of president. He served the company as president and chief operating officer from 1994 to 2009, as senior vice president from 1991 to 1994 and as vice president – exploration and production from 1998 to 1991.

Mr. Christmann has been with Apache for 18 years and has served in a variety of leadership roles. Most recently, he served as executive vice president and chief operating officer – North America, where he has been focused on aligning the right people, acreage and strategy to ensure Apache’s future growth and success in North America. As the region vice president – Permian Region, from 2010 through 2013, he established Apache’s Midland office and oversaw a doubling of production during his tenure. From 2004 to 2010, John served as vice president – Business Development where his team executed more than $6 billion in acquisitions and divestments. Prior to that, John held other operational positions within Apache, including as production manager in the company’s Gulf Coast region. Prior to joining Apache, he was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing and various engineering and operational assignments. Christmann earned his bachelor’s degree in petroleum engineering from the Colorado School of Mines and his MBA from Southern Methodist University.

Mr. Lowe has been a member of Apache’s board since 2013. Mr. Lowe spent more than 30 years with ConocoPhillips and predecessor firms, where he held a series of executive positions, including EVP, Exploration & Production; EVP, Commercial; and EVP, Planning, Strategy and Corporate Affairs. Mr. Lowe is a member of the board of directors for Phillips 66 and Agrium Inc. and a special executive advisor to Tudor, Pickering, Holt & Co.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom and Australia. Apache posts announcements, operational updates, investor information and all press releases on its website, www.apachecorp.com.

Contacts

Investor:     (281) 302-2286 Gary Clark

Media:        (713) 296-7189 Castlen Kennedy

Website: www.apachecorp.com

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